Exhibit 99.1

Gordon B. Nash, Jr. Partner (312) 569-1384 Direct (312) 569-3384 Fax Gordon.Nash@dbr.com

June 2, 2008
Via E-mail and U.S. Mail
Re: CBOT Holdings, Inc., The Board of Trade of the City of Chicago, Inc., Michael Floodstrand and Thomas J. Ward v. Chicago Board Options Exchange, et al., Case No. 2369-N
Dear CBOT Full Member:

I am the attorney for Thomas J. Ward and Michael Floodstrand in their capacities as representative parties in a class action brought against the Chicago Board Options Exchange, Inc. (“CBOE”) on behalf of all Full CBOT Members who claim an interest in CBOE through the Exercise Right.

Over the course of the last several months, I have provided you updates as to the current status of the case. Today I am pleased to inform you that we have reached an agreement in principle to settle the case.

Under the proposed settlement terms with CBOE, which are subject to execution of a Class Settlement Agreement and to its approval by the Delaware Court, class members will share in CBOE Holdings equity and will also receive a cash payment:

•      Equity will be distributed to class members pro rata in warrants that will be convertible in the aggregate into 18 percent of the equity of CBOE Holdings. The warrants will be converted into non-voting common stock of CBOE Holdings. And, upon any initial public offering (IPO) of CBOE Holdings, non-voting common stock will be converted into voting common stock issued in the IPO.

• Cash payments will be made to each class member in the form of a non-interest bearing note for a pro-rata share of $300 million.

Both warrants and notes are to be distributed to class members after a final and non-appealable court order approving the Class Settlement Agreement. The amount of equity and cash that any individual could receive in the settlement would be subject to caps.

In addition, each individual who owned a CBOT B-1 trading permit, an ERP and the required number of shares on July 1, 2007, and paid access fees to CBOE to continue trading on CBOE, would receive a payment equal to the access fees that the individual paid to CBOE.

Please note that to qualify as a class member, a person must own, and submit to a designated escrow agent: one CBOT B-1 membership, one exercise right privilege (ERP) and 10,251.75 shares of Class A common stock of CME Group.

CBOT Full Member June 2, 2008

Finally, as part of the proposed agreement, following the entry of a final, non-appealable order approving the Class Settlement Agreement, our appeal of the SEC order would be withdrawn and the parties would agree that there are no longer any persons eligible to become CBOE members under the exercise right. All claims that were or could be brought in Delaware court would be dismissed. As a result, CBOE would be free to demutualize and would agree to take reasonable steps to demutualize as soon as commercially possible.

Proposed settlement terms are subject to approval of CBOE members as well as the Delaware Chancery Court.

We are very pleased with the settlement described above, as we have worked diligently to achieve a reasonable resolution of this matter through settlement or prosecution of the case. Should you have any questions, please contact me directly. Further details will be made available to the class members after the execution of a definitive Class Settlement Agreement. A court approved Class Notice will be sent to every owner of a B-1 Membership in CBOT and every owner of an ERP. A member meeting also will be scheduled to discuss the terms of the proposed settlement with class counsel and company counsel.

Sincerely,

/s/ Gordon B. Nash, Jr.
Gordon B. Nash, Jr.
GBN/das